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                                                                     Exhibit 5.1

               [Letterhead of Wilson Sonsini Goodrich & Rosati]


                               August 9, 1999

Quantum Corporation
500 McCarthy Boulevard
Milpitas, CA 95035

     RE:  REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about August 9, 1999 (the "Registration Statement"), in connection with the Registration under the Securities Act of 1933, as amended, of 16,302,382 shares of Quantum Corporation--HDDG Common Stock, par value $.01 per share, and 32,604,764 shares of Quantum Corporation--DSSG Common Stock, par value $0.01 per share (the "Shares"), reserved for issuance pursuant to the 1986 Stock Option Plan, the 1993 Long-Term Incentive Plan, the 1996 Board of Directors Stock Option Plan, the ATL Products, Inc. 1996 Stock Incentive Plan, the ATL Products, Inc. 1997 Stock Incentive Plan and the Employee Stock Purchase Plan (the "Plans"). As your counsel in connection with the transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the shares pursuant to the plans.

     It is our opinion, when issued and sold in the manner referred to in the plans, the shares will be legally and validly issued, fully paid and nonassessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any amendment thereto.

                                    Very truly yours,
                                    /s/ Wilson Sonsini Goodrich & Rosati
                                    WILSON SONSINI GOODRICH & ROSATI
                                    Professional Corporation